Exhibit 10.23

KEANE GROUP, INC.
EQUITY AND INCENTIVE AWARD PLAN
DEFERRED STOCK
AWARD AGREEMENT
This Deferred Stock Award Agreement (this “Award Agreement”) is made and entered into as of [●] 2017 (the “Grant Date”), by and between Keane Group, Inc., a Delaware corporation (the “Company”) and [●] (the “Participant”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Keane Group, Inc. Equity and Incentive Award Plan (the “Plan”).
W I T N E S S E T H:
WHEREAS, the Participant is entitled to certain retention bonuses (the “Retention Bonuses”) pursuant to the terms of Section 5.3(c) of the Employment Agreement between the Company and the Participant dated as of January 3, 2017 (the “Employment Agreement”);
WHEREAS, the Company maintains the Plan; and
WHEREAS, in lieu of the Participant’s entitlement to the Retention Bonuses, the Company desires to grant a deferred stock award to the Participant under the Plan and the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.Deferred Stock Award. Subject to the conditions set forth in this Award Agreement, the Company grants to the Participant a Deferred Stock Award that entitles the Participant to receive two awards of Common Stock – a “First Stock Bonus” and a “Second Stock Bonus” (each a “Stock Bonus”). Each Stock Bonus shall be paid in Common Stock with a Fair Market Value on the applicable payment date of $[•], less the amount of any withholding taxes due any federal, state or local authority. The Participant shall become vested in the First Stock Bonus on January 1, 2018, which shall be paid on February 15, 2018 (the “First Payment Date”), and the Participant shall become vested in Second Stock Bonus on January 1, 2019, which shall be paid on February 15, 2019 (the “Second Payment Date”); provided that, notwithstanding the foregoing, the Participant shall become vested in, and paid, any remaining unpaid Stock Bonus upon the consummation of a Change in Control. For the avoidance of doubt, regardless of the vesting date, the shares of Common Stock to be paid to the Participant pursuant to the First Stock Bonus on the First Payment Date or, if applicable, upon a Change in Control, and pursuant to the Second Stock Bonus on the Second Payment Date or, if applicable, upon a Change in Control, shall have a Fair Market Value on such payment date of $[•], less the amount of any withholding taxes due any federal, state or local authority. Subject to the provisions of Section 2 hereof, the Participant shall only become vested in a Stock Bonus if the Participant is employed by the Company and has remained in continued compliance with Section 7 of the Employment Agreement through the applicable vesting date. Notwithstanding anything herein to the contrary, any fractional shares of Common Stock payable with respect to a Stock Bonus shall be eliminated on the date the Stock Bonus is paid by rounding-up.
2.    Termination of Service. If prior to the Participant becoming vested in a Stock Bonus pursuant to Section 1, the Participant incurs a Termination without Cause [or for Good Reason] (as [such terms are] defined in the Employment Agreement), subject to the Participant executing and not revoking within the revocation period a valid release agreement in a form reasonably acceptable to the Company, the Participant shall be entitled to each unpaid Stock Bonus, payable upon the later of (a) the date such Stock Bonus otherwise would have been payable under Section 1 and (b) the sixtieth (60th) day after such Termination; provided, that in the event of a payment on the date set forth in Section 2(b), the number of shares of Common Stock payable with respect to the applicable Stock Bonus will be determined as of such sixtieth (60th) day.
3.    Cancellation of Retention Bonuses. The Participant hereby acknowledges and agrees that, as a condition of the Deferred Stock Award, the Participant’s right to receive the Retention Bonuses under the Employment Agreement have been cancelled and the Participant waives all of the Participant’s rights with respect to the Retention Bonuses. Solely with respect to the subject matter herein, this Award Agreement shall be deemed to amend the Employment Agreement.
4.    Captions. The captions in this Award Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
5.    Entire Agreement. This Award Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior communications, representations and negotiations in respect thereto.
6.    Successors and Assigns. The terms of this Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. This Award Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Participant without written consent signed by the other party; provided, that the Company shall cause this Award Agreement to be assumed by any successor that continues the business of the Company, including any person or entity that acquires all or substantially all of the assets of the Company.
7.    Amendments and Waivers. The provisions of this Award Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.
8.    Severability. In the event that any provision of this Award Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

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9.    Signature in Counterparts. This Award Agreement may be signed in counterparts, each which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
10.    Notices. Any notice or other communication required or which may be given hereunder shall be delivered or sent in accordance with Section 9.1 of the Employment Agreement.
11.    Dispute Resolution and Venue. The parties hereto agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Award Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Award Agreement may not be enforced in or by such courts. THE PARTIES HERETO AGREE TO WAIVE TRIAL BY JURY.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the first date set forth above.

KEANE GROUP, INC.

By:
Name:
Title:

PARTICIPANT

Name:

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